Exhibit 99.1

Stereotaxis Reports 2025 Full Year Financial Results

St. Louis, MO, March 9, 2026 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the fourth quarter and full year ended December 31, 2025.

“The past year saw tremendous progress with significant regulatory approvals globally, advancement of a broad pipeline of innovations, and revenue growth of over 20%. I’m proud of what our team has accomplished and excited for the year ahead,” said David Fischel, Chairman and CEO.

“The highlight of the past year was achieving regulatory approvals in the United States and Europe for the GenesisX robot, MAGiC ablation catheter, and MAGiC Sweep high density mapping catheter. This core product portfolio serves as a foundation for significant commercial growth as the only robotic technology in the attractive electrophysiology market.”

“The commercial contribution from these new products was modest in 2025 as we worked through challenges in ramping manufacturing of MAGiC and GenesisX. Our primary goals this year are to demonstrate the commercial success of these products, ramp manufacturing substantially, and progress a robust pipeline of additional innovations. These are being advanced in a methodical and financially prudent fashion.”

Stereotaxis is focused on four key milestones this year:

1.	GenesisX Robot – Establish at least five active GenesisX programs with global Electrophysiology key opinion leaders and demonstrate the accessibility of GenesisX with rapid installations in existing labs.
2.	MAGiC & MAGiC Sweep Catheters – Ramp manufacturing of MAGiC to five hundred catheters a month by year end, transition Stereotaxis’ electrophysiology customers to MAGiC and MAGiC Sweep, and launch MAGiC with Pulsed Field Ablation in Europe.
3.	Endovascular Robotics – Demonstrate a comprehensive strategy for technological leadership in robotics across interventional cardiology and neurointerventions.
4.	Synchrony Digital Surgery Suite – Receive FDA approval for our digital solution for the endovascular surgical suite, deliver over $3 million in revenue, and complete development of the first AI features.

“This will be a busy and important year during which we establish manufacturing and commercial capabilities that support substantial revenue growth over a sustained multi-year period. In parallel, we continue to advance a robust pipeline of innovations in electrophysiology, endovascular robotics, and digital solutions that will increasingly reach development, regulatory and commercial milestones.”

2025 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2025 totaled $8.6 million, a 36% increase compared to $6.3 million in the prior year fourth quarter. System revenue for the quarter was $3.3 million and recurring revenue was $5.3 million, compared to $1.4 million and $4.9 million, respectively, in the prior year fourth quarter. System revenue in the fourth quarter of 2025 primarily reflects partial revenue recognition on two Genesis robots. Recurring revenue reflects contributions from MAGiC Sweep in the US and MAGiC in Europe. Revenue for the full year 2025 totaled $32.4 million, a 20% increase compared to $26.9 million in 2024. For the full year 2025, system revenue grew 18% to $10.2 million and recurring revenue grew 21% to $22.2 million. System backlog at the start of 2026 is $9.1 million.

Gross margin for the fourth quarter and full year 2025 were approximately 50% and 53% of revenue, respectively. Full year 2025 gross margins were 67% for recurring revenue and 21% for system revenue. Recurring gross margins were impacted by acquisition-related accounting that temporarily reduced disposable margin and by lower initial margins on newly launched devices. System gross margins remain impacted by fixed overhead allocated over low production levels. Operating expenses in the fourth quarter of $10.0 million include $3.0 million of non-cash charges for stock compensation expense, mark-to-market adjustment for acquisition related contingent earnout consideration, and amortization of acquired intangible assets. Excluding these non-cash charges, adjusted operating expenses in the quarter were $7.0 million. Adjusted operating expenses for the full year 2025 were $26.3 million, compared to $27.0 million in the prior year.

Operating loss and net loss in the fourth quarter of 2025 were ($5.6) million and ($5.5) million, respectively, compared to ($7.6) million and ($7.5) million in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash charges, were ($2.6) million and ($2.5) million, respectively, compared to ($3.8) million and ($3.6) million in the previous year. For the full year 2025, adjusted operating loss of ($9.3) million and adjusted net loss of ($8.8) million compared to an adjusted operating loss of ($12.4) million and an adjusted net loss of ($11.7) million in the prior year.

Cash Balance and Liquidity

At December 31, 2025, Stereotaxis had cash and cash equivalents of $13.4 million and no debt. During the fourth quarter, Stereotaxis raised $3.1 million through its at-the-market offering at an average stock price of $3.17.

Forward Looking Expectations

Stereotaxis anticipates double digit revenue growth for the full year 2026. Both system and recurring revenue are expected to increase over the course of the year in line with manufacturing ramps for GenesisX and MAGiC. Annual revenue is expected to surpass $40 million. Accomplishment of the four milestones for the year will support accelerated growth in future years.

Growing recurring revenue and stable operating expenses support an expectation for reduced cash use in 2026 compared to 2025. Stereotaxis expects positive cash flow from working capital following an investment of $5.6 million in working capital in 2025. The Company expects its balance sheet to allow it to advance its transformative product ecosystem to market, fund its commercialization, and achieve profitability.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 9, 2026, at 4:30 p.m. Eastern Time. To access the conference call, dial 800-715-9871 (US and Canada) or 646-307-1963 (International) and give the participant pass code 8365695. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions, including tariffs, on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, statements relating to our recent acquisition of APT, including any benefits expected from the acquisition, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

Stereotaxis, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Revenue:
Systems	$3,360	$1,389	$10,223	$8,632
Disposables, service and accessories	5,282	4,951	22,154	18,286
Total revenue	8,642	6,340	32,377	26,918

Cost of revenue:
Systems	2,485	1,120	8,028	6,880
Disposables, service and accessories	1,830	2,004	7,278	5,444
Total cost of revenue	4,315	3,124	15,306	12,324

Gross margin	4,327	3,216	17,071	14,594

Operating expenses:
Research and development	2,710	2,790	9,383	9,760
Sales and marketing	3,092	2,916	12,443	12,372
General and administrative	4,174	5,137	17,849	17,201
Other	-	-	(492)	-
Total operating expenses	9,976	10,843	39,183	39,333
Operating loss	(5,649)	(7,627)	(22,112)	(24,739)
Other income	-	(2)	2	-
Interest income, net	118	114	467	694
Net loss	$(5,531)	$(7,515)	$(21,643)	$(24,045)
Cumulative dividend on convertible preferred stock	(318)	(324)	(1,271)	(1,308)
Net loss attributable to common stockholders	$(5,849)	$(7,839)	$(22,914)	$(25,353)

Net loss per share attributed to common stockholders:
Basic	$(0.06)	$(0.09)	$(0.25)	$(0.30)

Diluted	$(0.06)	$(0.09)	$(0.25)	$(0.30)
Weighted average number of common shares and equivalents:
Basic	95,969,321	86,832,590	90,957,313	85,183,306

Diluted	95,969,321	86,832,590	90,957,313	85,183,306

STEREOTAXIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	December 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,421	$12,217
Restricted cash - current	-	219
Accounts receivable, net of allowance of $541 and $582 at 2025 and 2024, respectively	5,847	3,824
Insurance receivable	4,316	-
Inventories, net	9,567	8,331
Prepaid expenses and other current assets	698	1,848
Total current assets	33,849	26,439
Property and equipment, net	3,019	3,573
Goodwill	3,764	3,764
Intangible assets, net	6,429	7,358
Operating lease right-of-use assets	4,912	5,483
Prepaid and other non-current assets	278	107
Total assets	$52,251	$46,724

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,768	$5,668
Accrued liabilities	2,065	2,922
Accrued legal liabilities	4,316	-
Deferred revenue	5,675	6,804
Current contingent consideration	4,894	5,638
Current portion of operating lease liabilities	642	570
Total current liabilities	22,360	21,602
Long-term deferred revenue	555	2,064
Long-term contingent consideration	4,724	6,126
Operating lease liabilities	4,794	5,436
Other liabilities	1,097	64
Total liabilities	33,530	35,292

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 21,008 and 21,458 shares outstanding at 2025 and 2024, respectively	5,240	5,352
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 95,339,628 and 85,326,557 shares issued at 2025 and 2024, respectively	95	85
Additional paid-in capital	596,960	567,926
Treasury stock, 4,015 shares at 2025 and 2024	(206)	(206)
Accumulated deficit	(583,368)	(561,725)
Total stockholders’ equity	13,481	6,080
Total liabilities and stockholders’ equity	$52,251	$46,724